Exhibit 99.2
Consolidated Financial Statements
(In Canadian Dollars)
TM BIOSCIENCE CORPORATION
Years ended December 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of
Tm Bioscience Corporation
We have audited the consolidated balance sheets of Tm Bioscience Corporation as at December 31, 2006 and 2005 and the consolidated statements of loss and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended in conformity with Canadian generally accepted accounting principles.

Toronto, Canada	/s/Ernst & Young LLP
May 4, 2007	Chartered Accountants
Licensed Public Accountants
Comments by Auditors for U.S. Readers on Canada — U.S. Reporting Difference
In the United States, reporting standards for auditors require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the Shareholders dated May 4, 2007, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events when they are adequately disclosed in the consolidated financial statements.

Toronto, Canada	/s/Ernst & Young LLP
May 4, 2007	Chartered Accountants
Licensed Public Accountants

     Tm Bioscience Corporation
CONSOLIDATED BALANCE SHEETS
[see Basis of Presentation, note 1]
As at December 31

	2006	2005
	$	$

ASSETS [note 10[b]]
Current
Cash and cash equivalents	2,073,668	8,903,464
Short-term investments [note 5]	35,000	7,042,035
Trade accounts receivable [note 19]	3,276,128	1,245,333
Other accounts receivable	906,934	613,680
Inventory [note 7]	2,702,729	3,619,714
Restricted cash [note 6]	70,561	69,130
Prepaid expenses	98,770	46,305

Total current assets	9,163,790	21,539,661

Capital assets, net [note 8]	4,558,760	4,340,712
Intangible assets, net [note 9]	5,855,138	2,765,363
Deferred financing costs, net [note 11]	—	777,901
Long-term portion of sales-type lease	32,627	—

	19,610,315	29,423,637

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current
Accounts payable and accrued liabilities [note 19]	10,630,155	6,049,940
Current portion of deferred revenue [note 17]	150,021	123,805
Current portion of long-term debt [note 10]	13,433,235	2,476,582
Current portion of obligation under capital lease	29,286	—
Income taxes payable [note 18]	39,838	82,273

Total current liabilities	24,282,535	8,732,600

Deferred leasehold inducement [note 16]	260,653	348,118
Deferred revenue [note 17]	47,463	123,970
Deferred share units [note 14]	—	301,075
Long-term debt [note 10]	3,740,026	9,033,181
Obligation under capital lease	86,085	—

Total liabilities	28,416,762	18,538,944

Shareholders’ equity (deficiency)
Capital stock [note 12]	68,251,475	66,871,280
Contributed surplus [note 12]	10,224,939	8,499,608
Deficit	(87,282,861)	(64,486,195)

Total shareholders’ equity (deficiency)	(8,806,447)	10,884,693

	19,610,315	29,423,637

Commitments [note 16]
See accompanying notes

Tm Bioscience Corporation
CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
Years ended December 31

	2006	2005
	$	$

Revenue [note 15]	12,331,100	7,674,170

Expenses
Cost of goods sold	7,738,905	4,306,742
Research and development, net [note 18]	4,589,947	3,770,027
Sales, general and administrative	16,916,468	10,980,247

	29,245,320	19,057,016

Loss before the undernoted	(16,914,220)	(11,382,846)
Interest expense on long-term debt	(4,368,877)	(3,317,320)
Gain (loss) on foreign exchange	(24,792)	76,367
Other financial expense [note 10 [b],[d]]	(1,387,964)	(461,712)

Loss before income taxes	(22,695,853)	(15,085,511)
Income tax provision [note 18]	(100,813)	(81,955)

Net loss for the year	(22,796,666)	(15,167,466)
Deficit, beginning of year	(64,486,195)	(49,318,729)

Deficit, end of year	(87,282,861)	(64,486,195)

Basic and diluted loss per common share [note 13]	$(0.48)	$(0.37)

Weighted average number of common shares outstanding [note 13]
Basic and diluted	47,924,381	40,644,715

See accompanying notes

Tm Bioscience Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31	2006	2005
	$	$

OPERATING ACTIVITIES
Net loss for the year	(22,796,666)	(15,167,466)
Add (deduct) items not involving cash:
Depreciation and amortization	2,499,649	1,244,294
Loss on disposal of capital assets	—	30,380
Loss on impairment of intangible assets	—	131,559
Loss on impairment of capital assets	21,828	—
Amortization of deferred leasehold inducement	(87,465)	(61,475)
Accretion of loan discount [note 10]	1,027,073	1,184,865
Write-off of debt discount [note 10]	1,857,248	870,017
Accretion of convertible debenture discount [note 10]	—	92,135
Amortization of deferred financing costs [note 11]	520,937	380,235
Stock option compensation expense and deferred share units [note 14]	802,609	661,241
Government loan interest accrual [note 10]	627,378	300,313
Payment of interest in shares	26,925	—
Gain on foreign exchange [note 19]	(14,971)	(76,367)

	(15,515,455)	(10,410,269)

Changes in non-cash working capital balances related to operations:
Increase in trade accounts receivable	(2,030,796)	(224,367)
Increase in other accounts receivable	(293,255)	(492,808)
Decrease (increase) in inventory	916,986	(1,764,258)
(Increase) decrease in prepaid expenses	(52,465)	38,076
(Decrease) increase in deferred revenue	(57,152)	24,405
Increase in restricted cash	(1,431)	(1,283)
Increase in accounts payable and accrued liabilities	2,037,055	2,888,757
(Decrease) increase in income taxes payable	(42,434)	61,273

Cash used in operating activities	(15,038,947)	(9,880,474)

INVESTING ACTIVITIES
Purchase of capital assets	(1,547,481)	(1,920,071)
Purchase of intangible assets	(2,165,734)	(1,285,021)
Purchase of short-term investments	(3,402,221)	(32,393,800)
Sale of short-term investments	10,409,256	29,031,697

Cash provided by (used in) investing activities	3,293,820	(6,567,195)

FINANCING ACTIVITIES
Increase in deferred leasehold inducement	—	168,680
Proceeds from long-term debt	7,618,436	11,753,126
Repayment of long-term debt	(2,206,491)	(8,641,550)
Repayment of obligation under capital lease	(11,326)	—
Share issuance costs [note 12]	—	(1,923,543)
Increase in deferred financing costs [note 11]	(485,288)	(933,687)
Issuance of common shares [note 12]	—	23,662,726

Cash provided by financing activities	4,915,331	24,085,752

Net (decrease) increase in cash and cash equivalents during the year	(6,829,796)	7,638,083
Cash and cash equivalents, beginning of year	8,903,464	1,265,381

Cash and cash equivalents, end of year	2,073,668	8,903,464

Supplemental cash flow information:

Income taxes paid	94,406	23,531
Interest paid	1,627,030	927,709
Non-cash investing and financing activities related to capital lease [note 8]	(129,415)	—
See accompanying notes

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
1. BASIS OF PRESENTATION
These consolidated financial statements of Tm Bioscience Corporation [“Tm” or the “Company"] have been prepared in accordance with Canadian generally accepted accounting principles [“Canadian GAAP”] on a going concern basis which presumes the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.
As at December 31, 2006, the Company had a working capital deficiency of $15,118,745 and an accumulated deficit of $87,402,861 resulting from losses in the current and prior periods. As the Company is in the early stages of commercialization for its products, the Company’s ability to continue operations is in substantial doubt and is dependent upon its ability to obtain sufficient financing and improve operating results.
These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue operations in the normal course of business. Such adjustments could be material.
2. DESCRIPTION OF BUSINESS
The Company is incorporated under the laws of the Province of Ontario. Tm is a DNA-based diagnostics company developing a suite of genetic tests. Tm’s product pipeline includes tests for genetic mutations related to hematology, cystic fibrosis, toxicology and other debilitating genetic disorders. The Company’s common shares traded on the Toronto Stock Exchange [“TSX”] until February 28, 2007.
These consolidated financial statements include the accounts of Tm, its wholly-owned U.S. subsidiaries, Tm Technologies, Inc., and Tm Bioscience, Inc., and its wholly-owned Canadian subsidiaries, Tm Bioscience PGX Inc. and Tm Bioscience HG Inc. All intercompany balances and transactions have been eliminated. The consolidated financial entity shall be referred to herein as the “Company”.
On December 14, 2006, the Company announced that it had entered into a definitive agreement to sell the Company in an all stock transaction to Luminex Corporation of Austin, Texas [“Change in Control Transaction”]. The Plan of Arrangement was contingent on required shareholder and court approvals. These were received on February 23, 2007 and February 28, 2007, respectively, giving the transaction an effective date of March 1, 2007 [note 25]. The Company has determined that it is appropriate to treat these subsequent events as confirmatory to a condition that existed as at December 31, 2006 and as a result the Company has recorded a number of adjusting entries related to these circumstances, including the write-off of future imputed interest and deferred financing costs relating to debt that becomes callable upon a change in control [note 10].
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of the significant accounting policies followed in the preparation of these consolidated financial statements:
Cash and cash equivalents
Cash equivalents comprise only highly liquid investments with original maturities of less than 90 days at the time of purchase.
Short-term investments
Short-term investments are temporary investments with original maturities greater than 90 days and less than one year, and are valued at cost plus accrued interest which approximates market value.
Inventory
Inventory is comprised of raw materials, work-in-process, finished goods and packaging. Raw materials are stated at the lower of cost and replacement cost, and work-in-process and finished goods are valued at the lower of cost, determined on a first-in, first-out basis and market, determined by net realizable value assessment. The cost of raw materials and packaging is the purchase price of the product, net of trade discounts and the application of attributable overheads based on normalized production capacity. The cost of finished goods and work-in-process includes the cost of raw materials, direct labour, and the application of attributable overheads based on normalized production capacity.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Goods in inventory including raw materials, work-in-process and finished goods may be consumed by the research and development group in the normal course of business. The cost of goods consumed by research and development is charged to expense in the period of consumption.
Capital assets
Capital assets are recorded at cost less accumulated depreciation. Capital assets include equipment under capital lease which is recorded at the present value of the future minimum lease payments less accumulated depreciation. The rates and methods used to depreciate the cost of the capital assets over their estimated useful lives are as follows:

Manufacturing equipment	5 years straight-line
Research equipment	5 years straight-line
Assets on loan/rental [Luminex xMAP™ Instruments]	5 years straight-line
Quality control equipment	5 years straight-line
Furniture and fixtures	5 years straight-line
Computer software	30% declining balance
Computer equipment	3 years straight-line
Leasehold improvements	Straight-line over the term of the lease
Equipment under capital lease	Straight-line over the term of the lease
The Company classifies the recorded value of Luminex xMAP™ Instruments placed within the reagent rental program and the Instruments on loan to customers separately from other capital assets [in “Assets on loan/rental"].
Government assistance
Government assistance with respect to capital assets is netted against the related asset when received. Assistance related to research and development costs is deferred until the respective costs are incurred and all conditions have been met and then is netted against associated research and development costs when assistance is received.
Intangible assets
Intangible assets are initially recorded at cost. The cost of intangible assets is amortized over their estimated useful lives using the following rates and methods:

Product-related software	30% declining balance
Genetic-marker licenses	5 years straight-line from sale of first product
Fundamental patents	Straight-line over the remaining life of the patent
Biomarker licenses	5 years straight-line from date of acquisition
Intangible assets related to genetic marker licenses acquired during the research and development phase of a product’s life are amortized from the date of acquisition, over a 5-year expected product life cycle inclusive of the research and development period.
Deferred financing costs
Financing costs relating to long-term debt have been deferred and are being amortized on the effective interest rate basis over the term of the debt.
Research and development
Research costs are expensed in the year incurred. Development costs related to the enhancement of the Company’s technology are expensed in the year in which they are incurred unless the costs meet generally accepted accounting criteria for deferral and amortization. No development costs have been deferred to date.
Foreign currency translation
Foreign currency transactions are translated into Canadian dollars using the exchange rate in effect at the date of the transaction. At each consolidated balance sheet date, monetary items denominated in foreign currencies are translated into Canadian dollars at the consolidated balance sheet date exchange rate. Non-monetary assets and liabilities denominated in foreign currencies, along with

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
depreciation and amortization expense, are translated at historical exchange rates. Exchange gains and losses arising on translation or settlement of foreign currency denominated monetary items are included in net income or loss for the year.
Use of estimates
The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
Financial instruments
The fair value of financial instruments approximates their carrying value unless otherwise disclosed in the consolidated financial statements.
Loss per common share
Loss per common share is calculated based on loss attributable to common shareholders. Basic loss per common share is calculated using the weighted average number of common shares outstanding during the year. The computation of diluted loss per common share assumes the basic weighted average number of common shares outstanding during the year is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of warrants and stock options is determined using the treasury stock method. The dilutive effect of convertible securities is determined using the “if-converted” method.
Income taxes
The Company uses the liability method of accounting for income taxes which requires the recognition of future income taxes for the differences between the carrying value of assets and liabilities and their related tax bases. Future income tax assets and liabilities are measured using the substantively enacted income tax rates expected to apply in the year in which timing differences are expected to be recovered or settled. They also establish criteria for recognition of future income tax assets related to tax losses carried forward based on a more likely than not test of recovery. Valuation allowances are established when necessary to reduce future income tax assets to the amount expected to be realized.
Operating leases and leasehold inducements
Payments for operating leases are charged to income on a straight-line basis over the term of the lease. In situations where the Company receives a leasehold inducement benefit in relation to its leased premises, the Company follows the treatment of amortizing the entire benefit over the term of the lease in order to produce an equal rent adjustment in each period.
Revenue recognition
The Company’s principal revenue streams and their respective accounting treatments are discussed below:
[i] Product sales
Product sales revenue is recognized when a persuasive commercial arrangement exists with the customer, the sales price is fixed and determinable at the time of shipment, upon shipment and transfer of title to the customer and fulfillment of any significant post-delivery obligations. For commercial reasons, the Company may provide a limited right of return. In such cases, the associated revenue must meet all the criteria for recognition in accordance with the Emerging Issues Committee [“EIC”] — 141 “Revenue Recognition” in order to be recognized in the period.
Reserves are provided for anticipated warranty expenses at the time the associated revenue is recognized.
Reagent rental transactions are structured such that customers pay an “Instrument premium” for the Company’s Tag-It™ Mutation Detection Kits over a contractually agreed period, usually two or three years, and against a minimum purchase volume. The premium over the contract term is intended to provide a return to the Company on the value of the Instrument rented by the customer and any associated warranty costs. At the end of the contract term, the Instrument is returned to the Company. The portion of revenue related

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
to the Instrument and warranty under the reagent rental program is recognized as Mutation Detection Kits are shipped over the period of the customer supply agreement in accordance with EIC-142 “Revenue Arrangements with Multiple Deliverables”. During the period of the contractual arrangement, costs associated with the Instruments used in the reagent rental program, including depreciation on the Instruments, are expensed to cost of sales.
[ii] Instrument sales
Revenue from the direct sale of the Instrument is recognized following receipt of a purchase order, shipment of product, and transfer of title when sold directly to the end user. When the Company enters into customer contracts where both the purchase of an Instrument and a subsequent sale of Mutation Detection Kits occur, the delivery of the Instrument is accounted for as a separate unit of accounting from the delivery of Mutation Detection Kits, in accordance with EIC-142. The Instrument is normally sold with a one year manufacturer’s warranty. In certain cases, the Company provides, at the option of the customer, an extended warranty for a maximum term of two years. The fair value of the warranty is recorded as deferred revenue and recognized rateably over the warranty period included in the customer contract. The fair value of the warranty is based on market value of the warranty service.
[iii] Contract research and development fees
Contract research and development fees revenue consists of research and development funding under collaborative agreements with the Company’s various strategic partners and may include multiple elements within a single contract. The Company’s accounting policy complies with the revenue determination requirements set forth in EIC-142 relating to the separation of multiple deliverables into individual accounting units with determinable fair values. Payments received under collaborative arrangements may include the following: non-refundable fees at inception of contract for technology rights; funding for services performed; and milestone payments for specific achievements.
Contract research and development funding generally compensates the Company for technical integration and validation study expenses related to collaborative development programs for certain technologies, products and product candidates of the Company. Such funding may take the form of study expense recovery, or milestones relating to the delivery of specific technical achievements. Study expense recovery revenue is recognized at the time research and development activities are performed under the terms of the collaborative agreements. Milestone payments are recognized according to the contract terms as the milestones are achieved, to the extent that no performance obligations remain. In either case, collectibility must be reasonably assured.
[iv] Licensing and development fees
Licensing and development fees revenue comprises payments derived from licensing of the Company’s products and technologies. These payments may be earned in the form of milestones, either technical or commercial, periodic payments, or as royalties in proportion to the product licensee’s revenue. In collaborative agreements which include both license fees and contract research and development fees for which the fair value of the undelivered item is not available, the contract research and development payments are deferred and recognized on a straight-line basis over the term of the license, in accordance with EIC-142.
In the event that payments received exceed revenue earned, such funds are included in deferred revenue. The excess of revenue earned over payments received or amounts invoiced is included in accounts receivable.
Sales-type lease
The amounts to be received over the next year from sales-type leases are recorded in other accounts receivable as the current portion of net investment in leases and amounts to be received in future periods are recorded as long-term leases. These amounts relate to a Luminex 100 Instrument leased to one customer. Finance income related to these sales is recognized over the term of the contract in a manner that produces a constant rate of return on the investment in leases and is recorded as deferred revenue until earned, at which point it is included in sales.
Warranty provision
The Company has two types of warranties: product-based warranty and Instrument-based warranty. The estimated product warranties are provided for when product revenue is recognized. The estimated cost of Instrument warranties is provided for at the time associated warranty revenue is recognized. This warranty obligation is affected by Instrument failure rates, material usage and service

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
delivery costs incurred in correcting Instrument failures. Should actual Instrument failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.
Stock-based compensation plan
In the fiscal year ended December 31, 2003, under the transitional provisions of the Canadian Institute of Chartered Accountants [“CICA”] revised Section 3870 “Stock-Based Compensation and other Stock-Based Payments”, the Company prospectively adopted the fair value method of accounting for the stock options granted under its stock option plan. The Company charges to income over the vesting period the fair value of stock options granted, modified or settled in fiscal 2005 and 2004. An amount equal to compensation expense is initially credited to contributed surplus and transferred to capital stock when the option is exercised. Consideration received on the exercise of stock options is credited to capital stock.
Deferred share unit plan
In the fiscal year ended December 31, 2004, the Company implemented a new stock-based compensation plan specifically for its non-employee directors. Under the ‘Deferred share unit plan for non-employee directors and SAB members’ [“DSU”] Plan, each eligible director may elect to be paid annual retainers fees and/or meeting attendance fees in DSUs rather than in cash. A DSU is a notional unit, equivalent in value to a common share, calculated quarterly using the volume weighted average trading price per common share for the five (5) trading days prior to the quarter. Payment of DSUs is not made until such time as the director leaves the Board of Directors, and may be in cash or in common shares of the Company, at the discretion of the director.
Impairment of long-lived assets
Long-lived assets are comprised of capital assets and intangible assets subject to amortization, which are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recoverability of long-lived assets is determined by evaluating whether the carrying value of such assets can be recovered from estimated discounted future operating cash flows. Should impairment exist, the impairment loss would be measured based on the excess of the carrying value of the assets over the present value of the future operating cash flows.
4. NEW ACCOUNTING STANDARDS
In January 2005, the CICA issued four new accounting standards in relation to financial instruments: Section 3855 “Financial Instruments – Recognition and Measurement”, Section 3865 “Hedges”, Section 1530 “Comprehensive Income” and Section 3251 “Equity”. Section 3855 expands on Section 3860 “Financial Instruments – Disclosure and Presentation”, by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented. Section 3865 provides alternative treatments to Section 3855 for entities which choose to designate qualifying transactions as hedges for accounting purposes. It replaces and expands on Accounting Guideline AcG-13 Hedging Relationships, and the hedging guidance in Section 1650 “Foreign Currency Translation” by specifying how hedge accounting is applied and what disclosures are necessary when it is applied. Section 1530 introduces a new requirement to temporarily present certain gains and losses outside net income. Consequently, Section 3250 “Surplus” has been revised as Section 3251.
Sections 1530, 3251, 3855 and 3865 will be adopted by the Company on January 1, 2007. As of this date, the Company will recognize all of its financial assets and liabilities in the consolidated balance sheet according to their classification. Any adjustment made to a previous carrying amount will be recognized as an adjustment to the balance of deficit at that date or as the opening balance of a separate item in Accumulated other comprehensive income, net of income taxes, if any.
In July 2006, the CICA issued Section 1506 “Accounting Changes” which replaces the former Section 1506. Section 1506 establishes criteria for changing accounting policies, together with the accounting treatment and disclosure of changes in accounting policies, changes in accounting estimates and correction of errors. Section 1506 requires retrospective application of changes in accounting policy, unless doing so is impracticable. Changes in accounting estimates are generally recognized prospectively, and material prior period errors are corrected retrospectively. This standard applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2007.
Management continues to assess the impact of the adoption of these standards on these consolidated financial statements.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
5. SHORT-TERM INVESTMENTS
Short-term investments consist of the following:

	2006	2005
	$	$

Commercial paper and government bonds	—	7,007,035
Guaranteed investment certificates	35,000	35,000

	35,000	7,042,035

The Company invests cash on hand in fully liquid commercial paper and government bonds. At December 31, 2006, annualized yield to maturity on short-term investments ranged from 2.00% to 4.30% [2005 — 2.00% to 3.50%]. Interest income for the year was $208,771 [2005 — $205,147]. The Company purchases only investment-grade instruments comprised of bonds with a rating of A or better, as well as bankers’ acceptances and money market instruments with a rating of R1Mid or higher.
6. RESTRICTED CASH
As at December 31, 2006 and December 31, 2005, the Company had restricted cash invested in an Amex Bank of Canada business investment savings account of $70,561 and $69,130, respectively. This cash serves as collateral for employees’ corporate Amex credit cards. Interest earned of 2.05% on these funds is received monthly and is not subject to restriction.
7. INVENTORY
Inventory consists of the following:

	2006	2005
	$	$

Raw materials	601,383	940,640
Work-in-process	1,299,253	1,884,821
Finished goods	772,916	762,206
Packaging	29,177	32,047

	2,702,729	3,619,714

8. CAPITAL ASSETS
Capital assets consist of the following:

	2006		2005
		Accumulated		Accumulated
	Cost	depreciation	Cost	depreciation
	$	$	$	$

Manufacturing equipment	489,122	317,015	483,487	225,346
Research equipment	1,457,368	904,313	1,311,495	813,141
Assets on loan/rental	2,502,306	768,210	1,771,187	362,131
Quality control equipment	264,771	140,113	240,380	89,216
Furniture and fixtures	544,350	255,148	495,066	173,073
Computer software	700,408	399,112	604,687	295,354
Computer equipment	725,047	489,250	566,080	386,743

Equipment under capital lease	126,700	10,590	—	—

Leasehold improvements	2,217,493	1,185,054	2,024,423	811,089

	9,027,565	4,468,805	7,496,805	3,156,093
Less accumulated depreciation	4,468,805		3,156,093

Net book value	4,558,760		4,340,712

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
8. CAPITAL ASSETS (continued)
In 2006, the Company wrote off assets totaling $141,594 [2005 – $58,355] and having accumulated depreciation of $119,766 [2005 – $27,975]. Depreciation expense related to capital assets for the year ended December 31, 2006 was $1,423,690 [2005 — $983,800].
9. INTANGIBLE ASSETS
Intangible assets consist of the following:

	2006		2005
		Accumulated		Accumulated
	Cost	amortization	Cost	amortization
	$	$	$	$

Product-related software	246,156	155,124	218,156	123,771
Genetic-marker licenses	654,800	246,239	517,065	119,875
Fundamental patents	2,345,800	354,638	2,345,800	72,012
Biomarker licenses	4,000,000	635,617	—	—

	7,246,756	1,391,618	3,081,021	315,658

Less accumulated amortization	1,391,618		315,658

Net book value	5,855,138		2,765,363

In 2006, the Company assessed that there was no impairment on the intangible assets [2005 – $131,559].
During 2005, the Company acquired license rights to certain intellectual property for which a new intangible asset class was created called Fundamental Patents. This class is amortized straight-line over the remaining life of the patent.
On March 17, 2006, the Company signed an agreement with Sirius Genomics Inc. [“Sirius"] for an exclusive commercial license to patents from Sirius for specific biomarkers related to drugs used to treat severe sepsis and risk of sepsis.
Under the terms of the agreement, the Company will provide up-front payments totalling $4,000,000 to acquire the license. These license payments have been accounted for as an intangible asset and will be amortized over 5 years. Until the Company commercializes a product resulting from the biomarkers, the amortization will be charged to research and development, after which time it will be charged to cost of goods sold.
The $4,000,000 of license payments to Sirius has a right of offset against royalties payable to Sirius upon commercialization of products developed by the Company from the biomarkers. The up-front payments are comprised of two separate payments of $2,000,000 each. The first $2,000,000 was paid on April 3, 2006 and the second payment was originally due September 6, 2006.
Effective September 5, 2006, the Company amended its agreement with Sirius to defer the $2,000,000 license payment due on September 6, 2006 to the earlier of 90 days following receipt by the Company from Sirius of certain data related to the biomarkers required for regulatory submission and October 12, 2007. In connection with this deferral, the Company will pay interest at an annual rate of 16.6% on the deferred amount until the funds are paid to Sirius.
The $4,000,000 up-front payments bear interest on an annual rate at a floor of 10%, a ceiling of 25%, and a rate between the floor and the ceiling that varies in accordance with Sirius’ performance. Under the terms of the amendment, interest on the first license payment made in April 2006 will not begin to accrue in favour of the Company to be offset against future royalty payments to Sirius until October 12, 2007. Interest accruing in favour of the Company on the second license payment will begin accruing from the date of such payment.
Interest earned forms part of the right of offset against future royalties payable to Sirius. As receipt of the interest is contingent on the successful commercialization of products by the Company, the interest is not being accrued as this could result in the recognition of revenue that might never be realized.
Development costs incurred will be shared equally between the two parties. Commercialization costs incurred will be shared equally until such time as a product operating profit is generated, after which time they will be included in the calculation of net profit. The Company will pay a royalty to Sirius equal to 50% of the net profit on the commercialization of the products. Any such payments will be made to Sirius after offset of the up-front payments plus accrued interest.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
10. LONG-TERM DEBT
Long-term debt consists of the following:

	$	$	$	$	$
	TPC	Convertible	Debentures	Convertible	Total
		debentures		facility
	[a]	[b]	[c]	[d]

Principal outstanding – December 31, 2005	3,100,026	10,467,000	—	—	13,567,026
Less: amount representing future imputed interest	(856,876)	(1,406,215)	—	—	(2,263,091)
Add: loan interest accrual	205,828	—	—	—	205,828

Recorded loan balance – December 31, 2005	2,448,978	9,060,785	—	—	11,509,763

Increases (reductions) in principal	1,197,174	(3,489,553)	6,240,000	181,262	4,128,883
Add: imputed interest charge	316,858	1,332,198	702,000	25,663	2,376,719
Less: amount representing future imputed interest	(409,991)	—	(702,000)	(25,663)	(1,137,654)
Add: loan interest accrual	310,521	—	—	—	310,521
Less: foreign exchange gain (loss)	—	(20,286)	—	5,315	(14,971)

Increase (decrease) in loan balance	1,414,562	(2,177,641)	6,240,000	186,577	5,663,498

Recorded loan balance – December 31, 2006	3,863,540	6,883,144	6,240,000	186,577	17,173,261

Principal outstanding – December 31, 2006	4,297,200	6,883,144	6,240,000	186,577	17,606,921
Less: amount representing future imputed interest	(950,010)	—	—	—	(950,010)
Add: loan interest accrual	392,836	—	—	—	392,836
Add: repayments due transferred to current liabilities	123,514	6,883,144	6,240,000	186,577	13,433,235

Short-term portion – recorded loan balance	123,514	6,883,144	6,240,000	186,577	13,433,235

Long-term portion – recorded loan balance	3,740,026	—	—	—	3,740,026

In 2006, the Company had a cash interest expense related to its long-term debt of $1,538,010 [2005 — $927,709].
On December 14, 2006, the Company announced that it had entered into the Change in Control Transaction [notes 2 and 25].

[a]	On December 12, 2003, the Company entered into an agreement with the Ministry of Industry of the Government of Canada under which the Government will invest up to $7,300,000 in the Company’s $25,000,000 project to establish novel processes, capabilities and facilities relating to the development of several genetic tests. Funds will be advanced from Technology Partnerships Canada [“TPC”], a special operating program. The $7,300,000 investment represents 29.2% of the total forecast project value. The actual investment received by the Company is predicated on eligible expenditures made over the project period. Eligible expenditures are submitted to TPC for claims processing and reviewed on a quarterly basis.

The Company has agreed to pay TPC a royalty on its revenue commencing in 2007 at a rate between 1% and 2.5% of the prior year’s gross sales. Aggregate royalty repayment will continue until a maximum of $9,750,000 has been paid or until April 30, 2015, whichever is earlier. In December 2005, the Company issued 2,336,449 share purchase warrants with an estimated fair value of $2,500,000, each of which is exercisable at a price of $1.70 beginning from May 1, 2006 until close of business on December 29, 2010 and entitles the holder to acquire one common share of the Company [note 12[g]]. The royalty repayments and the warrants valuation will be pro-rated downward should TPC’s investment be less than the full $7,300,000.

As funds are advanced, the recorded loan balance is reduced pro-rata to allow the Company to reflect the fair value of the committed warrants in contributed surplus. Based on these forecast values, using an amortization approach, the Company has established a yield on the funds over the life of the TPC investment. The portion of the yield represented by the royalties [6.45% effective annual yield] is reflected as a non-cash interest charge on the consolidated statements of loss and deficit and an accrual of interest payable added to the face value of the amount owing. This amount is $310,521 for the year ended December 31, 2006 [2005 — $151,240]. The portion of the yield represented by the warrant value [6.58% effective annual yield] is also reflected as a non-cash interest charge on the consolidated statements of loss and deficit and a corresponding increase in the face value of the amount owing. This amount is $316,858 for the year ended December 31, 2006 [2005 — $149,073].

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
10. LONG-TERM DEBT (continued)

As at December 31, 2006, the Company has received 99.7% reimbursement [$4,297,200] on eligible expenditures claimed to date excluding the last claim submitted in 2006 of $567,455 which requires the approval of the requested program extension as described subsequently prior to reimbursement.

The program initially stated a project completion date of July 31, 2006. Management is currently in the process of obtaining an extension of the program and expansion of the projects that are deemed to be eligible expenditures under the program. Having requested the approval, the events of default specified in the general conditions of the agreement are not met and the debt is in good standing as at year end.

[b]	On November 23, 2005, the Company completed a debt financing resulting in the issuance by the Company to Laurus Master Fund, Ltd. [“Laurus"] of [i] a secured convertible term note [the “Note"] in the aggregate principal amount of U.S. $9,000,000 million maturing on November 22, 2008, and [ii] a common stock purchase warrant [the “Warrant"] exercisable for 738,723 common shares of the Company at a price of $2.61 per share and expiring on November 22, 2010. The maximum number of common shares of the Company issuable upon conversion under the Note varies in accordance with the Cdn.$/U.S.$ foreign exchange rate in effect at the time of each repayment. Based on the December 31, 2006 exchange rate of Cdn.$1.1654 per U.S.$1.00, the number of shares issuable upon conversion was 2,539,594. The Company may repay the Note at any time upon 10 business days’ notice to Laurus for a premium equal to 130% of the principal amount outstanding at the time of such redemption.

The Note bears daily compound interest at a nominal rate per annum equal to the greater of [i] the prime rate published in The Wall Street Journal from time to time, plus 2% [200 basis points], and [ii] 8.5%, in each case plus applicable withholding taxes. The interest rate on the Note will decrease by 3% [300 basis points], to a floor of 0%, for every 25% increase in the Company’s common share price above the “fixed conversion price” [as set out below].

The Note is repayable in principal installments plus interest over 32 months commencing in March 2006 [with payments of interest only commencing in January 2006]. The fixed conversion price for the conversion of any principal amount outstanding under the Note from time to time is $2.39 [with respect to any principal amount that is less than U.S.$9.0 million and equal to or greater than U.S.$6.0 million], $2.61 [with respect to any principal amount that is less than U.S.$6.0 million and equal to or greater than U.S.$3.0 million] and $2.83 with respect to any remaining portion of the principal amount of the Note. Laurus has the right, but not the obligation, to convert all or any portion of the principal amount at any time and from time to time into common shares of the Company. Provided that certain trading volume conditions have been satisfied, the Company is required to convert cash repayments under the Note into common shares [based on the then applicable fixed conversion price set out above] if the volume weighted average trading price of such repayment date is greater than or equal to $2.75, $3.00, and $3.25, with respect to each 1/3 principal amount of the Note. The number of common shares to be issued to Laurus where any principal amount is required to be converted into common shares of the Company, or upon Laurus’ exercise of its conversion rights, shall be the number determined by dividing the U.S.$ principal amount to be converted into common shares [converted into Cdn$ at the U.S.$/Cdn.$ exchange rate in effect at the date of conversion] by the then applicable fixed conversion price.

Laurus is limited to beneficially owning 4.99% of the common shares of the Company outstanding at any time, subject to exceptions for an event of default under the Note or upon Laurus providing 75 days notice to the Company, in which case the maximum percentage of common shares of the Company that can be owned beneficially by Laurus is capped at 19.99%. Based on the year end exchange rate of Cdn.$1.1654 to U.S.$1.00 and conversion of the entire principal amount of the Note, Laurus’ beneficial ownership after giving pro-forma effect to the conversion, would be 5.4% of the Company’s issued and outstanding common shares.

As security for the Company’s performance of its obligations under the Note, the Company granted Laurus a continuing general security interest over all of the Company’s assets and its Subsidiaries. The Subsidiaries also unconditionally guaranteed the Company’s obligations and liabilities under the Note. As additional security infavour of Laurus, the Company pledged to Laurus its shares in its Subsidiaries. The terms of the Note include no specific financial covenants.

Proceeds from the Note financing before issuance costs were allocated to long-term debt of $9,104,146, warrants of $665,000 [note 12[e], and equity conversion feature of $778,854 [note 12[e]] based on their relative fair values at issuance. The Company determined the value of the long-term debt [without equity conversion features] using the discounted cash flow method, the

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
10. LONG-TERM DEBT (continued)

warrants using the Black-Scholes option pricing model [note 12[e]], and allocated the remaining proceeds to the equity conversion feature. The estimated prospective effective interest rate on the debt is 25.6%. The recorded loan balance was being accreted over the term of the Note on an effective yield basis, which is reflected as a non-cash charge to interest expense of $768,579 for the year ended December 31, 2006 [2005 — $92,135]. The portion of the yield represented by the coupon rate in effect under the terms of the agreement is reflected as a charge to interest expense of $1,257,020 for the year ended December 31, 2006 [2005 — $125,417]. Based on the year end exchange rate of Cdn.$1.1654 to U.S.$1.00, the recorded loan balance has been revalued to $6,883,144. The foreign exchange gain related to the debt in 2006 was $20,286 [2005 — $135,496].

On November 28 2006, the Company amended the Note to change the conversion price under the Note in respect of the aggregate payments of principal due on November 1, 2006, December 1, 2006, January 1, 2007 and February 1, 2007 to Cdn $0.71. The conversion of such payments of principal, plus a 10% premium on such payments of principal as consideration for the repricing, was completed by the issuance of 1,957,499 common shares of the Company to Laurus. A pro-rata portion of the contributed surplus related to the original conversion premium [$97,132] was reclassified to Capital Stock. The inducement was accounted for as a modification of the Note. All other terms of the original Note remain in effect unchanged.

The Note includes change of control provisions which trigger an event of default. Under the event of default, the outstanding principal and any accrued interest become callable at Laurus’ option. The Note therefore becomes a demand instrument and is shown at face value at year end due to the Change in Control Transaction [notes 2 and 25]. In addition, deferred financing costs associated with issuance of the debt were written off. This was done by charging the remaining discount on the Note at year end [$554,078] to interest expense. The Company also charged the unamortized financing costs relating to this note of $1,024,256 to Other financial expense.

Subsequent to year end, the Company repaid this debt.

[c]	On August 15, 2006, the Company completed a debt financing consisting of unsecured subordinated debentures [“Debentures”] with an aggregate principal amount of $6,240,000.

The Debentures have a term of 12 months, with monthly payments of interest until maturity when the principal becomes due and payable. The Debentures carry a coupon of 11% and may be repaid in whole or in part at the Company’s option at any time prior to the maturity date. Concurrent with the closing, the Company issued to the lenders a total of 1,560,000 common share purchase warrants which are exercisable at a price of $1.15 per warrant, entitle the holder to acquire one common share of the Company and are exercisable until close of business on August 15, 2011. The Company has reflected an estimated fair value of $582,000 as contributed surplus relating to the warrants in its consolidated balance sheets, and has correspondingly reduced the nominal value of the Debentures by an equivalent amount. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. Key valuation assumptions include a sixty month term, Government of Canada risk-free interest rate of 4.19% and stock volatility of 0.60 based on a sixty month trading history.

Issuance expenses associated with the Debentures totaled $277,583. A pro-rata share of the total financing expenses associated with the Debentures of $31,228 has been allocated to contributed surplus based on the percentage that the warrant value represents of the total debenture financing. The remaining issuance expenses of $246,355 have been deferred and are being charged to expense using the effective interest rate method.

The Debentures become due within 30 days of any cash infusion that results in net proceeds to the Company of $15,000,000 or more. In the event of a cash infusion in net proceeds to the Company of less than $15,000,000, the Company shall prepay the Debentures by paying to the holder a pro-rata portion of the then-remaining principal amount.

The estimated effective interest rate on the debt is 23%. The recorded loan balance was being accreted over the contractual term of the Debentures on an effective yield basis, which is reflected as a non-cash charge to interest expense of $255,627 for the year ended December 31, 2006.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
10. LONG-TERM DEBT (continued)

The Debentures include cross default provisions which are triggered by an event of default under the Note. Under the event of default, the outstanding principal and any accrued interest become callable at the holders option. The Debentures therefore become demand instruments and are shown at face value at year end due to the Change in Control Transaction [notes 2 and 25]. This was done by charging the remaining discount on the Debentures at year end [$387,367] to interest expense.

Subsequent to year end, the Company repaid this debt.

[d]	On November 28, 2006, the Company announced that it had concluded a financing agreement for a $4,528,800 million [US$4,000,000 million] operating credit facility [the “Facility”] with Laurus. The Facility is evidenced by a secured convertible term note and is secured by a first general charge over the Company’s assets and carries a standby interest rate of 7%, payable in common shares of the Company at a price of $0.71 per share. The interest rate will decrease in relation to increases in the Company’s share price over the term of the Facility to a minimum interest rate of 0%. The Facility matures on August 31, 2007. Under certain conditions, Laurus can convert principal drawn under the Facility into common shares at an exercise price of $0.71 per share. As there is no obligation to draw funds and any requested draw is entirely at Laurus’ sole discretion, the funds which are not drawn do not represent an obligation of the Company and are not recorded on the consolidated balance sheets until drawn. The amount on the consolidated balance sheet at year end reflects the amount drawn to pay the lenders set-up fee and legal expenses.

Concurrent with the closing, the Company issued to the lenders a total of 632,727 common share purchase warrants which are exercisable at a price of $0.71 per warrant, which entitle the holder to acquire one common share of the Company and are exercisable until close of business on November 27, 2011. The Company has reflected an estimated fair value of $265,745 as contributed surplus relating to the warrants in its consolidated balance sheets. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. Key valuation assumptions include a sixty month term, Government of Canada risk-free interest rate of 3.87% and stock volatility of 0.71 based on a sixty month trading history. The value of the warrants was pro-rated between the drawn [$181,262] and the un-drawn [$4,347,538] portions of the Facility resulting in an allocation of $10,636 to the drawn portion and $255,109 to the un-drawn portion at the inception of the Facility.

The Company has determined that a conversion premium on the Facility only exists at the time that an amount is drawn and that no right of conversion exists until such time as an amount is drawn. The Company calculated the value of the conversion premium on the drawn amount by performing a present value calculation on the cash flows associated with the drawn amounts assuming that the debt was repaid at term. Using a discount rate of 30%, the conversion premium was determined as the difference between the face value of the drawn amount less the warrant allocation and the present value providing a conversion premium of $15,027 on the drawn amount at inception. Were the full value of the Facility drawn, the conversion premium would be $375,435.

The entire value of the warrants issued of $265,745, as well as the value of the conversion premium related to the drawn portion of the Facility of $15,027, are credited to contributed surplus. Further draws of the Facility would result in another credit to contributed surplus for the conversion premium associated with the increased draw against the Facility.

The amount of the conversion premium associated with the drawn portion of the Facility [$15,027] forms part of the discount on the face value of that portion and is amortized over the term of the loan as an effective interest charge. The full value of warrants are related to the full value of the Facility. Therefore, a pro-rata portion of the warrants value related to the drawn amount [$10,636] forms part of the discount on the face value of the drawn amount for amortization over the term of the debt, while the balance of $255,109 was recorded as an asset and represents a benefit related to future draws of the Facility.

At December 31, 2006, the Company has no assurance of receipt of further funds under the Facility. Therefore, the asset represented by the deferred warrant value of $255,109 is deemed impaired and is written off to the period.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
10. LONG-TERM DEBT (continued)

On December 14, 2006, the Company announced that it had entered into the Change in Control Transaction [notes 2 and 25]. The Facility includes change of control provisions which trigger an event of default. Under the event of default, the drawn principal and any accrued interest become callable at Laurus’ option. The Facility therefore becomes a demand instrument and is shown at face value at year end. This was done by charging the remaining discount on the Facility at year end [$22,797] to interest expense. The Company also charged the unamortized financing costs of $195,580 relating to this Facility to Other financial expense.

Based on the year end exchange rate of Cdn $1.1654 to U.S.$1.00, the recorded balance has been revalued to $186,577. The foreign exchange loss related to the Facility in 2006 was $5,315.

Issuance expenses associated with the Facility totaled $207,706. A pro-rata share of the total financing expenses associated with the Facility of $12,125 has been allocated to contributed surplus based on the percentage that the warrant value and conversion premium represents of the total Facility. Of the remaining issuance expenses, $7,828 being a pro-rata allocation between the drawn and undrawn portions of the Facility at December 31, 2006 have been deferred and have been charged to expense using the effective interest rate method. The balance of issuance expenses, $187,752 have been expensed in the period as there is no assurance of further receipt of funds under the Facility as a result of the Change in Control Transaction. Subsequent to year end, the Company repaid this debt.
Estimated principal repayments of debt for the next 5 years and thereafter are as follows:

$

2007	13,433,234
2008	174,124
2009	998,485
2010	1,732,379
2011	1,268,699

17,606,921

11. DEFERRED FINANCING COSTS
Deferred financing costs consist of the following:

	2006		2005
		Accumulated		Accumulated
	Cost	amortization	Cost	amortization
	$	$	$	$

Deferred financing costs	—	—	1,394,058	616,157
Less accumulated amortization	—		616,157

Net book value	—		777,901

Amortization expense related to deferred financing costs for the year ended December 31, 2006 was $1,219,836 [2005 — $563,371]. Amortization in 2006 includes $698,899 [2005 — $183,136] written off in accordance with EIC–88 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” due to the Change in Control Transaction.
As discussed in Note 10 [d], during the year the Company issued warrants in association with its $4,528,800 million (US$4,000,000 million) operating credit facility [“the Facility"] with Laurus. The full value of warrants were related to the full value of the Facility [note 10[d]], therefore, a pro-rata portion of the warrants value related to the drawn amount [$10,636] forms part of the discount on the face value of the drawn amount for amortization over the term of the debt, while the balance of $255,109 was included in other asset and represents a benefit related to future draws of the Facility.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
11. DEFERRED FINANCING COSTS (continued)
At December 31, 2006, the Company has no assurance of receipt of further funds under the Facility. Therefore, the other asset represented by the deferred warrant value of $255,109 is deemed impaired and is written off to the period.
12. CAPITAL STOCK
The authorized capital stock of the Company consists of unlimited preferred shares and unlimited common shares.
The preferred shares are non-voting, issuable in series, having such specific rights and privileges as may be deemed by the Board of Directors at the time of the creation of the series. The preferred shares have priority over the holders of the common shares with respect to dividends and return of capital on dissolution. No preferred shares have been issued. The common shares are voting and entitled to dividends as may be declared by the Board of Directors.
On June 25, 2004, following shareholder approval at the Company’s annual general meeting of shareholders, and all necessary regulatory approvals, the Company’s common shares commenced trading on the TSX on a consolidated basis of one [1] post-consolidation share for every five [5] pre-consolidation common shares. The following charts and figures have been retroactively restated to reflect the change in share number and price:
Issued and outstanding

			Non-employee
	Common		Compensation
	Shares	Warrants	options
	#	#	#

Balance, December 31, 2004	34,928,168	7,980,864	912,488
Pursuant to exercise of
Stock options [note 14]	56,577	—	—
Compensation options – issued June 2003 [a]	204,563	107,226	(204,563)
Compensation options – issued December 2003 [a]	525,000	262,500	(525,000)
Warrants – issued June 2003 [a]	2,070,916	(2,070,916)	—
Pursuant to the issuance of common stock and compensation options [b], [f]	9,930,000	—	216,500
Pursuant to the expiry of warrants – issued December 2003 [c]—	—	(3,935,625)	—
Pursuant to the issuance of warrants [d], [e], [g]	—	3,095,172	—

Balance, December 31, 2005	47,715,224	5,439,221	399,425

Pursuant to the issuance of warrants [h], [i]	—	2,192,727	—
Pursuant to the issuance of common stock [j]	1,957,499	—	—
Pursuant to the expiry of compensation options – issued November 2004 [k]	—	—	(182,926)

Balance, December 31, 2006	49,672,723	7,631,948	216,499

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
12. CAPITAL STOCK (continued)
The total number of shares reserved as at December 31, 2006 for the exercise of warrants, compensation options and the deferred share units is 8,223,788.

		Contributed surplus
	Capital			Compensation	Stock	Conversion
	stock	Total	Warrants	options	options	options	Interest
	$	$	$	$	$	$	$

Balance, December 31, 2004	43,265,955	8,202,511	6,777,837	925,287	499,387	—	—
Pursuant to exercise of Stock options	91,793	(11,960)	—	—	(11,960)	—	—
Warrants [a]	4,471,375	(1,365,001)	(1,365,001)	—	—	—	—
Compensation options [a]	1,790,536	(725,517)	106,478	(831,995)	—	—	—
2005 stock option compensation expense [note 14]	—	434,491	—	—	434,491	—	—
TPC warrant accrual [note 10[a]], [note 12[g]]	—	1,851,061	1,851,061	—	—	—	—
Reduction to TPC warrants for proportion of funds not yet drawn	—	(1,438,346)	(1,438,346)	—	—	—	—
Pursuant to the issuance of common stock and compensation options [b], [f]	17,251,621	214,335	—	214,335	—	—	—
Pursuant to November 23, 2005 convertible debenture financing [e]	—	1,316,034	606,136	—	—	709,898	—
Pursuant to the issuance of warrants [d]	—	22,000	22,000	—	—	—	—

Balance, December 31, 2005	66,871,280	8,499,608	6,560,165	307,627	921,918	709,898	—

TPC warrant accrual [note 10[a]], [note 12[g]]	—	409,990	409,990	—	—	—	—
Pursuant to November 23, 2005 convertible debenture financing [e]	—	(97,132)	—	—	—	(97,132)	—
2006 stock option compensation expense	—	566,130	—	—	566,130	—	—
Pursuant to August 15, 2006 debenture financing [h]	—	550,772	550,772	—	—	—	—
Pursuant to November 27, 2006 financing [i]	1,380,195	295,571	253,620	—	—	15,026	26,925

Balance, December 31, 2006	68,251,475	10,224,939	7,774,547	307,627	1,488,048	627,792	26,925

[a]	At December 31, 2004, the Company had outstanding the following compensation options: 204,563 compensation options – issued June 2003; 525,000 compensation options – issued December 2003 and 182,926 compensation options with expiry dates after 2005. During 2005, 204,563 compensation options – issued June 2003 and 525,000 compensation options – issued December 2003 were exercised resulting in cash receipts of $1,065,019 and the issuance of 102,281 warrants – issued June 2003, 4,945 warrants issued June 2003 and 262,500 warrants – issued December 2003 which expired as discussed further below.

At December 31, 2004, the Company had outstanding the following warrants: 1,963,690 warrants – issued June 2003; 3,673,125 warrants – issued December 2003; 2,344,049 warrants with expiry dates after 2005. During 2005, 1,963,690 warrants – issued June 2003 and outstanding at December 31, 2004 and the 102,281 warrants – issued June 2003 and created upon the 2005 exercise of compensation options – issued June 2003, discussed above, and 4,945 warrants issued in 2005 upon the 2004 exercise of compensation options – issued June 2003 were fully exercised for 2,070,916 common shares for total cash receipts of $3,106,374.

These exercises resulted in a reclassification of contributed surplus based on valuation of the compensation options and the warrants at the time of the related financing.

[b]	In February 2005, the Company completed a private placement offering of 4,330,000 common shares at $2.15 per common share for total gross proceeds of $9,309,500, with financing costs of $772,542. The Company also issued 216,500 compensation options

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
12. CAPITAL STOCK (continued)

as part of agent service fees for the closing of the private placement. The options are exercisable at a price of $2.15 per option, entitle the holder to acquire one common share of the Company and are exercisable until close of business on February 2, 2007. The Company has reflected an estimated fair value of $214,335 for the compensation options as contributed surplus in its consolidated balance sheets. The estimated fair value of these options was determined using the Black-Scholes option pricing model. Key valuation assumptions include a 24-month term, Government of Canada risk-free interest rate of 2.96% and a stock volatility based on 25 months trading history of 0.99.

[c]	On June 26, 2005, 3,935,625 share purchase warrants expired. These share purchase warrants were issued pursuant to the Company’s December 2003 financing.

[d]	In June 2005, in connection with a professional services contract, the Company issued 20,000 share purchase warrants which are exercisable at a price of $1.67 per warrant, entitle the holder to acquire one common share of the Company and are exercisable until close of business on June 3, 2010. The Company has reflected an estimated fair value of $22,000 for these warrants as contributed surplus in its consolidated balance sheets. The estimated fair value of these options was determined using the Black-Scholes option pricing model. Key valuation assumptions include a 60-month term, Government of Canada risk-free interest rate of 3.27% and a stock volatility based on 60-month trading history of 1.10.

[e]	In November 2005, the Company completed a financing consisting of a secured convertible term note with a principal amount of U.S.$9,000,000 [note 10[b]]. Concurrent with the closing, the Company issued to the lenders a total of 738,723 common share purchase warrants which are exercisable at a price of $2.61 per warrant, entitle the holder to acquire one common share of the Company and are exercisable until close of business on November 22, 2010. The Company has reflected an estimated fair value of $665,000 as contributed surplus relating to the warrants, and $778,854 as contributed surplus relating to the conversion option in its consolidated balance sheets. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. Key valuation assumptions include a 60-month term, Government of Canada risk-free interest rate of 3.82% and a stock volatility of 0.485. The equity conversion feature was allocated to the remaining proceeds after determining the fair values of the convertible note and the share purchase warrants [note 10[b]].

A pro-rata share of the total financing expenses associated with the debenture of $58,864 for the warrants and $68,956 for the conversion option has been allocated to contributed surplus based on the percentage that the debenture warrant value represents of the total debenture financing.

[f]	In December 2005, the Company completed a public offering of 5,600,000 common shares at $1.80 per common share for total gross proceeds of $10,080,000, with financing costs of $1,151,001.

[g]	In December 2005, in connection with the investment undertaken by TPC as described in note 10[a], the Company issued 2,336,449 share purchase warrants with an estimated fair value of $2,500,000 which are exercisable at a price of $1.70 per warrant, entitle the holder to acquire one common share of the Company and are exercisable from May 1, 2006 until close of business on December 29, 2010. The Company has reflected these warrants as contributed surplus in its consolidated balance sheets. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. Key valuation assumptions include a 60-month term, Government of Canada risk-free interest rate of 3.91% and a stock volatility based on 60-month trading history of 0.741.

Prior to the issuance of the warrants to TPC, contributed surplus was affected only on a pro-rata basis contingent upon the receipt of funds [note 10[a]]. Since the full amount of warrants were issued in December 2005, the balance of the Black-Scholes value of these warrants has been recorded in contributed surplus, and the amount representing the proportion of the total financing not yet advanced by TPC has been reflected as an offset within contributed surplus. As future funds are advanced, the recorded loan balance and the reduction to the warrants within contributed surplus will be reduced on a pro-rata basis to reflect the fair value of the issued warrants. The recorded loan balance is accreted over the term of the loan on an effective yield basis [note 10[a]].

[h]	On August 15, 2006, the Company completed a financing consisting of Debentures with an aggregate principal amount of $6,240,000 [note 10[c]]. Concurrent with the closing, the Company issued to the lenders a total of 1,560,000 common share purchase warrants which are exercisable at a price of $1.15 per warrant, and entitle the holder to acquire one common share of the Company and are exercisable until close of business on August 15, 2011. The Company has reflected an estimated fair value of

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
12. CAPITAL STOCK (continued)

$582,000 as contributed surplus relating to the warrants in its consolidated balance sheets, and has correspondingly reduced the nominal value of the Debentures by an equivalent amount. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. Key valuation assumptions include a 60-month term, Government of Canada risk-free interest rate of 4.19% and stock volatility of 0.60 based on a 60-month trading history.

A pro-rata share of the total financing expenses associated with the Debentures of $31,228 has been allocated to contributed surplus based on the percentage that the debenture warrant value represents of the total debenture financing.

[i]	On November 27, 2006, the Company completed a financing consisting of a secured convertible term note with a principal amount of U.S.$4,000,000. Concurrent with the closing, the Company issued to the lenders a total of 632,727 common share purchase warrants which are exercisable at a price of $0.71 per warrant, entitle the holder to acquire one common share of the Company and are exercisable until close of business on November 27, 2011. The Company has reflected an estimated fair value of $265,745 as contributed surplus relating to the warrants in its consolidated balance sheets. The estimated fair value of the warrants was determined using the Black-Scholes option pricing model. Key valuation assumptions include a 60-month term, Government of Canada risk-free interest rate of 3.87% and a stock volatility based on a 60-month trading history of 0.708.

A pro-rata share of the total financing expenses associated with the debenture of $12,125 has been allocated to contributed surplus based on the percentage that the debenture warrant value represents of the total debenture financing.

[j]	On November 22, 2006, Laurus subscribed for 1,957,499 common shares of the Company. As full consideration for the shares, Laurus cancelled U.S.$1,125,000 of indebtedness from the Company.

[k]	On November 15, 2006, 182,926 compensation options expired. These compensation options were issued pursuant to the Company’s November 2004 financing.
13. LOSS PER COMMOM SHARE
Loss per common share has been calculated on the basis of net loss for the year divided by the weighted average number of common shares outstanding at the year end. After reflecting changes in the Company’s capital share structure due to the Company’s 2004 consolidation with one [1] post-consolidation common share equivalent to five [5] pre-consolidation common shares [note 12], the weighted average number of common shares outstanding for the year ended December 31, 2006 was 47,924,381 [2005 — 40,644,715]. Diluted loss per common share was not calculated as the effect of converting the Laurus Note and exercising the outstanding warrants, compensation options and employee stock options would be anti-dilutive.
14. STOCK-BASED COMPENSATION PLAN
On June 25, 2004, following shareholder approval at the Company’s annual general meeting of shareholders, and all necessary regulatory approvals, the Company’s common shares commenced trading on the TSX on a consolidated basis of one [1] post-consolidation common share for every five [5] pre-consolidation common shares. The following figures and charts have been retroactively restated to reflect the change in share number and price.
In May 1998, the Company formalized a share option plan [the “Share Option Plan"] and allotted and reserved up to 1,300,000 of its authorized but unissued common shares for issuance pursuant to the Share Option Plan. Under the Share Option Plan, the exercise price of each option is based upon the closing market price of the Company’s stock on the last trading day preceding the date of the grant. Options granted under the Share Option Plan vest on a cumulative basis at 25% per annum for four years based on continued eligible employment and service and expire after five years from the date of grant.
On April 17, 2002, the Board of Directors of the Company approved revisions to the Company’s stock-based compensation plan, resulting in an increase in shares available under the Share Option Plan to 2,260,000 [from 1,300,000] or 10% of issued and outstanding shares of the Company. In addition, the vesting schedule was modified for all new employee and director stock option grants, to vest 20% of granted options on the grant date, with the remainder vesting equally over four years based on continued eligible employment and service and expire after five years from the date of grant. The plan was further amended on December 16,

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
14. STOCK-BASED COMPENSATION PLAN (continued)
2003 to increase the available pool of stock options in the plan by 460,000 resulting in an approved plan of 2,720,000 or approximately 8% of the Company’s issued and outstanding shares.
Further amendments to the Company’s Share Option Plan, as approved at the Company’s annual and special meeting of shareholders held on June 2, 2004, came into effect on January 1, 2005.
These amendments provide for a rolling maximum number of shares to be issuable pursuant to the plan equal to 10% of the number of outstanding common shares of the Company. Any increase in the number of issued and outstanding common shares of the Company will result in an increase in the number of common shares issuable under the Company’s incentive share option plan, and any exercise of options will make new grants available under the plan. As a result of these amendments, there is now a combined maximum of approximately 4,967,272 shares available for issuance under the Company’s share incentive option plan and the Company’s deferred share unit plan.
Under the transitional provision of revised CICA Section 3870, “Stock-Based Compensation and other Stock-Based Payments”, the Company has adopted the fair value method of accounting for the stock options granted under its Share Option Plan in the year ended December 31, 2003. The prospective adoption requires that the Company expense, over the vesting period, the fair value of stock options granted, modified or settled during the fiscal years 2003 and subsequent. The fair value was determined on a basis consistent with that used in the Company’s disclosure under the former Section 3870 and reported by the Company on a quarterly basis since January 1, 2002. The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock and the fair value of stock options is determined using the Black-Scholes option pricing model. The charge for the year ended December 31, 2006 related to employee stock options was $551,271 [2005 - $413,027]. The cash proceeds for exercises of employee stock options for the year ended December 31, 2006 were $nil [2005 — $79,833]. The compensation expense related to options awarded to scientific advisory board members, who are deemed non-employees for the year ended December 31, 2006 was $14,858 [2005 — $21,464].
In periods prior to January 1, 2003, the Company recognized no compensation expense when stock or stock options were issued to employees.
For the year ended December 31, 2006, the pro forma compensation charge for stock options granted in 2002 to employees was $17,657 [2005 — $72,200].
The following significant assumptions were used to estimate the fair value of the stock options in 2006:

	2006	2005

Risk-free rate	3.11% to 4.20%	3.21% to 3.91%
Expected option life	36 months to 5 years	36 months to 5 years
Expected dividends yield	n/a	n/a
Calculated option volatility	0.639 to 1.067	0.732 to 0.899
The risk-free rate is determined by selecting the published Government of Canada rate for bonds and treasury bills with a term equal to the expected option life at the date of grant. Where a co-terminus risk-free financial instrument rate is not available, a rate is interpolated from the two closest rates using a yield curve approximation. Prior to 2004, the expected option life assumes that employees will exercise their options six months after they become vested, whereas executives will exercise 12 months after vesting. For grants in 2004 and 2005, based on revised stock option exercise experience, it is assumed that all grantees will exercise their vested options from their first three vesting periods after 36 months, following which they will exercise 12 months after vesting.
The Company does not anticipate paying any dividends over the expected life of these options. The calculated option volatility anticipates that historical share price variations over a period equal to that of the expected option life appropriately represent future volatility for the purposes of fair value calculations.
While management believes that the estimates used to establish the above noted expected values were rationally determined and consistently applied, the valuation of stock-based compensation using this model is subject to a significant degree of variability.
The grant-date fair value of options granted in 2006 to employees is $944,815 [2005 — $570,321] and to non-employees is $nil [2005 — $14,280].

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
14. STOCK-BASED COMPENSATION PLAN (continued)
The tables below set forth information relating to the options outstanding under the Share Option Plan as at December 31, 2006 and 2005, after reflecting changes in the Company’s capital share structure due to the Company’s 2004 consolidation with one [1] post-consolidation common share equivalent to five [5] pre-consolidation common shares [note 12]:

	2006		2005
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
	#	$	#	$
Outstanding, beginning of year	2,373,208	1.92	2,204,071	2.04
Granted	2,047,519	1.64	514,775	2.08
Exercised	—	—	(56,577)	1.41
Forfeited	(133,848)	2.00	(107,318)	1.79
Expired	(376,806)	2.05	(181,743)	4.04

Outstanding, end of year	3,910,073	1.76	2,373,208	1.92

Options exercisable, end of year	1,878,967	1.81	1,464,012	1.87

The weighted average remaining contractual life of options at December 31, 2006 is 3.35 years.

	Options outstanding			Options exercisable
		Weighted	Weighted	Weighted
Range of		average	average	average
exercise	Number	remaining	exercise	Number	exercise
prices	outstanding	life	price	exercisable	price
$	#	[years]	$	#	$
1.10 to 1.65	1,139,048	2.80	1.08	700,816	1.40
1.66 to 2.49 (1)	2,590,372	0.88	0.98	1,083,759	1.97
2.50 to 3.75	180,653	2.78	4.37	94,392	2.96

1.10 to 3.75	3,910,073	1.53	1.17	1,878,967	1.81

(1)	Includes 1,453,733 options issued during 2006 with an exercise price in excess of market price of the stock on the date of grant.
Deferred share unit plan
As at December 31, 2006, the total deferred share units held by participating directors were 375,341 [2005 – 167,910] and the amount expensed for the year was $24,212 [2005 — $226,750].
15. REVENUE
Revenue consists of the following:

	2006	2005
	$	$

Product sales	11,181,524	6,725,432
Instrument sales	888,968	829,773
Licensing and development fees	56,839	51,232
Contract research and development fees	203,769	67,733

	12,331,100	7,674,170

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
16. COMMITMENTS
In the second quarter of 2003, the Company renegotiated its existing premises lease agreement with the landlord to include the expansion into new premises. Under the agreement, the landlord provided an allowance of $218,235 towards the leasehold improvement of the premises as well as a period of rent-free use. The Company is amortizing this benefit and allowance over the lease term of five years as a leasehold inducement. As at December 31, 2006, the unamortized inducement was $122,164.
In the third quarter of 2005, the Company renegotiated its existing premises lease agreement with the landlord to include the expansion into new premises. Under the agreement, the landlord provided an allowance of $168,680 towards the leasehold improvement of the premises as well as a period of rent-free use. The Company is amortizing this benefit and allowance over the lease term of three years and six months as a leasehold inducement. As at December 31, 2006, the unamortized inducement was $138,488.
The Company is obligated under premises and equipment leases to make future minimum annual payments expiring through 2009 as follows:

$

2007	978,085
2008	978,085
2009	105,938

2,062,108

Premises lease represents 90% of minimum future lease payments.
During 2006, the Company undertook two commitments in regards to capital leases. New commitments undertaken during 2006 are as follows:
Capital leases
Interest on the obligations under capital lease accrues at 4.2% and 9.8%. Interest on the obligations under capital lease for the year ended December 31, 2006 was $1,976. Future minimum annual lease payments for this capital lease are as follows:

$

2007	44,145
2008	44,145
2009	44,145
2010	26,655

159,090
Amount representing executory costs	(29,299)
Amount representing interest	3,449

133,240

17. DEFERRED REVENUE
During 2006, the Company recognized contract research and development fees revenue of $75,789 [2005 — $67,732] as a pro-rata recognition of milestone payments received from three companies [2005 — three] related to the commercial availability of their Tm100-based Universal Array Microspheres. In addition, the Company had unearned revenue related to Instrument sales.
As at December 31, 2006, deferred revenue for milestone payments and Instrument sales was $125,809 [2005 — $199,759], and $76,591 [2005 — $48,016] respectively.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
18. INCOME TAXES
The reconciliation of income tax computed at the statutory tax rates to the provision for income taxes is as follows:

	2006	2005
	$	$

Loss before provision of income taxes	22,695,853	15,085,511
Expected Canadian statutory rate	36.12	36.12

Expected income tax recovery	8,197,742	5,448,887
Effect on income tax rate resulting from:
Unrecognized income tax benefit of losses and increases in future tax assets	(8,124,519)	(3,887,646)
Accounting charges not deductible for tax purposes	(1,266,552)	(2,019,671)
Book to filing adjustments	524,340	-
Difference between U.S. and Canadian tax rate on U.S. income	12,618	10,734
Investment tax credit net of tax	580,266	404,799
U.S. state tax liability	(23,328)	(39,058)
Other	(1,380)	-

Income tax provision	(100,813)	(81,955)

The tax effects of temporary differences that give rise to significant portions of the future tax assets as at December 31 are presented below:

	2006	2005
	$	$

Future tax assets (liabilities)
Tax benefits of loss carryforwards and Scientific Research and Experimental Development [“SR&ED”] pool carryforward	16,453,000	11,890,000
Investment tax credits	2,995,000	1,481,000
Tax basis in excess of book value	6,278,000	6,460,000
Share issue costs	(426,000)	(454,000)
Other	180,000	135,000

Future tax assets before valuation allowance	25,480,000	19,512,000
Less valuation allowance	(25,480,000)	(19,512,000)

	—	—

At December 31, 2006 , the Company and its subsidiary, Tm Technologies, Inc., have non-capital income tax losses and net operating losses of approximately Cdn. $24,311,000 [2005 – Cdn. $13,057,000] and U.S.$3,260,000 [2005 — U.S.$3,260,000], respectively, which are available for carryforward to reduce future years’ taxable income. The U.S. losses carried forward may be impacted due to restrictions imposed if an acquisition of control should occur.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
18. INCOME TAXES (continued)
These income tax losses expire as follows:

	Cdn.	U.S.
	$	$

2007	641,000	—
2008	—	—
2009	2,145,000	—
2010	3,385,000	—
2012	—	797,000
2014	6,084,000	—
2018	—	2,394,000
2019	—	69,000
2026	12,056,000	—

	24,311,000	3,260,000

The Company has an SR&ED pool in Canada of approximately $17,825,000 [2005 — $15,652,000] available to reduce future years’ taxable income. The SR&ED pool can be carried forward indefinitely.
The Company has investment tax credits in Canada of approximately $3,726,000 [2005 — $1,952,000] available to reduce future years’ federal taxable income. The investment tax credits expire within 10 years.
19. FINANCIAL INSTRUMENTS
Fair values
The fair market values of the Company’s current financial assets and liabilities approximate their carrying values due to their short-term nature.
The fair market value of the Company’s long-term debt approximates its carrying value as the debt bears interest at rates comparable to current market rates.
Credit risk
The Company manages its credit risk with respect to trade accounts receivable by primarily dealing with creditworthy customers. As at December 31, 2006, the Company has trade accounts receivable with forty-five [2005 – thirty-four] customers. Of these customers, three [2005 – two] represent 58% [2005 – 40%] of total trade accounts receivable at December 31, 2006.
Interest rate risk
The Company is subject to risk in respect of fluctuating interest rates on its short-term investments and its U.S. dollar loan since the yield in some money market investments may vary. For the years ended December 31, 2006 and 2005, this risk was not material.
Foreign currency rate risk
The Company’s activities that result in exposure to fluctuations in foreign currency exchange rates consist of the purchase of services, supplies and capital assets from suppliers billing in foreign currencies. The Company also licenses technology and sells products and services to non-Canadian customers in foreign currencies. The Company has not used derivative financial instruments to hedge its currency risk. As at December 31, 2006, 91% [2005 — 99%] of the Company’s trade accounts receivable, 52% [2005 — 51%] of the Company’s accounts payable and accrued liabilities and 40% [2005 – 79%] of the Company’s long-term debt are denominated in foreign currencies. For the year ended December 31, 2006, foreign exchange gains (losses) included in “Other financial expense” totalled ($24,792) [2005 – $76,367].

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
20. SEGMENTED INFORMATION
The Company considers itself to be in one business segment, that is, the research, development and commercialization of genomic products and technology.
[a] Geographic information is detailed as follows:

	2006		2005
		Net		Net
	Revenue	capital assets	Revenue	capital assets
	%	%	%	%

Canada	5.5	62.4	1.2	70.8
United States	92.6	35.9	97.7	29.2
International	1.9	1.7	1.1	—

	100.0	100.0	100.0	100.0

Revenue is attributed to countries based on the location of the customers.
[b] In 2006 and 2005, the Company had three [2005 – three] customers accounting for 54% [2005 — 66%] of its total revenue.
21. CONTINGENCIES
From time to time the Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
22. CONSOLIDATED STATEMENTS OF CASH FLOWS
The consolidated statements of cash flows exclude the following non-cash investing and financing transactions:
•	Acquisition of a portion of a biomarker license of $2,000,000 [note 9],

•	Non-cash items relating to the TPC debt include a non-cash interest charge of $627,378 a portion of which relates to the yield represented by the royalties, the other portion of which relates to the yield represented by the warrant value [note 10[a]],

•	Non-cash items relating to the Laurus Note include accretion of $771,445 and foreign exchange gain of $14,971 [note 10[b]],

•	Non-cash item relating to the issuance of shares for $1,283,063 on repayment of a portion of the principal of Laurus Note.
23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES
The consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in some respects from accounting principles generally accepted in the United States of America [“US GAAP”]. The significant differences between Canadian and US GAAP, and their effect on the consolidated financial statements as at December 31, 2006 and 2005 and for the years then ended, are described below:

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
Reconciliation of Consolidated Balance Sheets
The following table indicates the amounts for the items in the consolidated balance sheets of the Company that would be affected had the consolidated financial statements been prepared in accordance with US GAAP.

	As at December 31,
		2006			2005
		$			$

	Canadian GAAP	Adj.	US GAAP	Canadian GAAP	Adj.	US GAAP
Current assets	9,163,790	—	9,163,790	21,539,661	—	21,539,661
Capital assets	4,558,760	—	4,558,760	4,340,712	—	4,340,712
Intangible assets [d]	5,855,138	(3,364,383)	2,490,755	2,765,363	—	2,765,363
Deferred financing costs [a [ii]]	—	—	—	777,901	68,345	846,246
Long-term portion of sales-type lease	32,627	—	32,627	—	—	—

Current liabilities, less current portion of long-term debt	10,849,300	—	10,849,300	6,256,018	—	6,256,018

Current portion of long-term debt [a [iv]]	13,433,235	34,162	13,467,397	2,476,582	—	2,476,582

Deferred leasehold inducement	260,653	—	260,653	348,118	—	348,118
Deferred revenue	47,463	—	47,463	123,970	—	123,970
Deferred share units	—	—	—	301,075	—	301,075
Obligation under capital lease	86,085	—	86,085	—	—	—
Long-term debt [a [i], [ii]]	3,740,026	(39,553)	3,700,473	9,033,181	524,815	9,557,996
Capital stock [a[ii]] [b]	68,251,475	(109,092)	68,142,383	66,871,280	(11,960)	66,859,320
Contributed surplus [a [i], [ii], [iii], [iv]], [b]	10,344,939	(1,331,763)	9,013,176	8,499,608	(1,557,072)	6,942,536
Accumulated other comprehensive income [c]	—	—	—	—	25,522	25,522
Deficit [a [ii], [iii], [iv]], [b], [c], [d]	(87,282,861)	(1,918,136)	(89,200,997)	(64,486,195)	1,087,130	(63,399,065)
Shareholders’ equity (deficiency)	(8,806,447)	(3,358,992)	(12,165,439)	10,884,693	(456,380)	10,428,313

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
Reconciliation of Consolidated Net Loss
Reconciliation of net loss under Canadian GAAP to net loss under US GAAP is as follows:

	2006	2005
	$	$
Net loss under Canadian GAAP	(22,796,666)	(15,167,466)

Adjustments:
In-process research and development [d]	(3,364,383)	—
Stock-based compensation [b]	(173,939)	413,027
Accretion expense on old debentures [a [v]]	—	179,670
Unrealized (gains) losses on available-for-sale securities [c]	—	(25,522)
Reclassification adjustment for gains (losses) included in net income [c]	25,522	10,138
Gain on settlement of old debentures [a [v]]	—	56,065
Loss on change in fair value of convertible facility [a[iv]]	(19,135)	—
Accretion expense on debentures [a[iii]]	41,862	—
Gain on change in fair value, accretion expense, and foreign exchange effect [a [ii]]	484,807	231,741

Net loss under US GAAP	(25,801,932)	(14,302,347)

Other comprehensive income (loss):
Unrealized gain on available-for-sale securities [c]	—	25,522
Less: reclassification adjustment for gains (losses) included in net loss [c]	25,522	10,138

Comprehensive loss under US GAAP	(25,776,410)	(14,286,963)

Weighted average shares — basic and diluted	47,924,381	40,644,715
Basic and diluted net loss per share under US GAAP	(0.54)	(0.35)
Consolidated Statement of Cash Flows
The consolidated statements of cash flows comply with IAS 7 as permitted by the SEC and therefore no reconciling differences are presented.
[a] Long term debt
i) Technology Partnerships Canada [“TPC”] [note 10(a)]
Under Canadian GAAP, the proceeds received under the TPC program were allocated to the committed warrants based on their estimated fair value, which was determined using the Black-Scholes option pricing model, with the remaining proceeds allocated to the amount repayable to TPC. Under US GAAP, the proceeds received are required to be allocated to each component on a pro-rata basis based on their relative fair values. As at December 31, 2006, the fair value of the amount repayable to TPC and the committed warrants were determined to be $2,863,207 [2005 - $2,107,655] and $1,471,644 [2005 — $1,061,653], respectively, resulting in an allocation of $2,786,003 [2005 — $2,009,946] to the amount repayable and $1,511,197 [2005 - $1,090,080] to the committed warrants. As a result of this, an amount of $39,553 [2005 — $28,427] was transferred between contributed surplus and long-term debt.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
ii) Convertible Debentures [note 10(b)]
Under Canadian GAAP, the proceeds received from the Note were allocated to the convertible debt and warrants based on their estimated fair values, which were determined using the discounted cash flow method for the convertible debt and Black-Scholes model for the warrants, with the remaining proceeds allocated to the equity conversion feature. Under US GAAP, the Company has adopted Financial Accounting Standard [“FAS”] 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FAS 133 and FAS 140”. Under the provisions of FAS 155, a company can elect irrevocably to record a hybrid financial instrument which contains one or more embedded derivatives that would otherwise require bifurcation under FAS 133, “Accounting for Derivative Instruments and Hedging Activities” at fair value in its entirety at each reporting date, with changes in fair value recognized in earnings.
Under US GAAP, the Company allocated the gross proceeds received under the convertible debenture and warrants on a relative fair value basis. The estimated fair value of the Note was based on comparable current market transactions, and the warrants’ fair value was based on the Black-Scholes model, resulting in an allocation of $9,890,295 to the Note and $657,705 to the warrants. As a result an amount of $786,149 mostly related to the conversion feature was reallocated from contributed surplus to the convertible debenture as the conversion option is not separated out from the debt host under FAS 155. The total issuance costs associated with the transaction of $933,687 were allocated to the Note and warrants based on their relative fair values. Issuance costs allocated to the Note of $875,468 were deferred and amortized to expenses using the effective interest method over the term of the Note. Issuance costs of $58,219 allocated to the warrants has been recorded in contributed surplus. As at December 31, 2005, the fair value of the Note was determined to be $9,800,000. The adjustments required under US GAAP to reflect the change in fair value of the Note from the date of issuance together with the reduction of the accretion expense charged under Canadian GAAP, and the difference in foreign exchange effect due to different book values of the debt, resulted in a net gain for US GAAP purposes of $231,741.
As at December 31, 2006, the fair value of the Note was determined to approximate the carrying value of $6,883,119 given the short time between year-end and full repayment or conversion of each of these debt instruments and the fact that the conversion option was not in the money at the balance sheet date. The adjustments required under US GAAP to reflect the change in fair value of the Note, together with the reduction of the accretion expense charged under Canadian GAAP, and the difference in foreign exchange effect due to different book values of the debt, resulted in a net gain for US GAAP purposes of $484,807.
iii) Debentures [note 10(c)]
Under Canadian GAAP, the proceeds received under the Debentures entered into on August 15, 2006 of $6,240,000 were allocated to the warrants based on their estimated fair value of $582,000, which was determined using the Black-Scholes option pricing model, with the remaining proceeds allocated to the debt. Under US GAAP, the proceeds received are required to be allocated to each component on a pro-rata basis based on their relative fair values, resulting in a transfer of $41,862 from contributed surplus to long-term debt.
Consistent with the Canadian GAAP treatment of the effect of the Change in Control Transaction on the discount the additional accretion expense of $41,862 under US GAAP was charged to expense in 2006.
iv) Convertible Facility [note 10(d)]
Under Canadian GAAP, the warrants and conversion feature associated with the drawn portion of the facility were determined based on their estimated fair values, using the Black-Scholes model, and recorded in contributed surplus. The remaining drawn portion of the facility was allocated to debt. Under US GAAP, the Company has elected to adopt FAS 155, as discussed in [ii] above. As a result, the conversion premium of $15,027 previously allocated to contributed surplus has been transferred to debt.
At December 31, 2006, the fair value of the debt was determined to be $220,739 primarily as a result of the increase in value of the conversion feature, resulting in a loss of $19,135.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES (continued)
v) Old Debentures
Under Canadian GAAP, the proceeds received from the Debentures issued on November 12, 2004 were allocated to the special warrants based on their estimated fair value which was estimated using the Black-Scholes option pricing model, with the remaining proceeds allocated to the debenture. Under US GAAP, the proceeds received are required to be allocated to each component on a pro rata basis based on their estimated fair values. This resulted in a lower accretion expense under US GAAP of $179,670 in 2005. In connection with the Laurus re-financing on November 23, 2005 [ ii) Convertible Debentures above] the proceeds from the Notes were used by the Company to repay these old debentures. In connection with this settlement, the Company recognized an additional gain on settlement under US GAAP of $56,065.
[b] Stock-based compensation
In 2005, under Canadian GAAP, the Company recognized the fair value of stock options granted, modified or settled in the fiscal year. Under US GAAP, the Company measures compensation costs related to stock options granted to employees using the intrinsic value method as prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees,” as permitted by FAS No. 123, “Accounting for Stock-Based Compensation”. Therefore, an adjustment has been recorded to eliminate the fair value of stock options issued to employees that were recognized in net loss under Canadian GAAP and contributed surplus. An adjustment has also been recorded to reverse the transfer of fair value relating to stock options exercised during the year ended December 31, 2005 from contributed surplus to capital stock. Under Canadian GAAP, the Company recognized forfeitures as a reduction to compensation expense on previously issued stock option awards granted to employees where the vesting on these awards has not yet occurred.
Under US GAAP, Financial Accounting Standard No. 123R, “Accounting for Stock-Based Compensation” [“SFAS 123R”] stock-based compensation is required to be measured based on the fair value of the awards on the grant date. The Company elected the “modified prospective method” of transition as permitted by SFAS 123R. Under this transition method, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that were outstanding at the date of adoption, and accordingly, periods prior to adoption are not restated. SFAS 123R requires the Company to apply an estimated forfeiture rate in calculating the period expense (and revise, if necessary, in subsequent periods if actual forfeitures differ from those estimates), as opposed to recognizing forfeitures as an expense reduction as they occur. Therefore, an adjustment has been recorded to stock-based compensation expense and contributed surplus for the difference of actual versus estimated forfeitures.
[c] Short-term investments
For US GAAP purposes, the Company classifies its short-term investments as available-for-sale, which are recorded at fair value with unrealized gains or losses, net of tax, reflected as a component of other comprehensive income until realized. All short-term investments mature within one-year. There were no accumulated unrealized gains or losses at year end as there were no available-for-sale securities held at December 31, 2006.
[d] In-process research and development
Under Canadian GAAP, the cost of biomarker licenses acquired during 2006 totaling $4,000,000 [note 8] was recorded as an intangible asset and is being amortized over five years. Amortization expense recorded during 2006 was $635,617. Under US GAAP, the unamortized portion of the biomarker licenses is expensed since these amounts represent purchased in-process research and development.

Tm Bioscience Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
24. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS
The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2006 consolidated financial statements.
25. SUBSEQUENT EVENTS
[a]	On March 1, 2007, Tm and Luminex Corporation completed a definitive agreement for Luminex to acquire all of the outstanding Tm common shares. Upon the closing of the merger, Luminex exchanged 0.06 common shares for each outstanding Tm share, which will result in the issuance of approximately 3.2 million shares of Luminex common stock. Luminex also agreed to assume all outstanding Tm options and warrants according to the applicable Tm plan provisions, which options and warrants are potentially exercisable for approximately 700,000 additional shares of Luminex common stock on an as-converted basis.

[b]	On March 1, 2007, Laurus [note 10[b]] was paid in full. In addition to principal [$6,883,134], and interest [$57,274], a penalty of [$1,165,912] was paid on the Laurus note.

[c]	On March 1, 2007, Laurus converted the full principal [$2,505,064], which included U.S. $2,000,000 drawn after year end, and interest [$12,665] of the Facility [note 10[d]] to shares at a price of $0.71 per share for a total share issuance of [3,546,097] common shares.

[d]	On March 2, 2007, the Debentures [note 10[c]] were paid in full including principal [$6,240,000] and interest [$28,208].